News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports 2020 Results

Terre Haute, Indiana, February 2, 2021 – First Financial Corporation (NASDAQ:THFF) today announced results for the three months ending December 31, 2020:

For the quarter:

•Net income was $15.7 million compared to $14.4 million for the same period of 2019;

•Diluted net income per common share of $1.15 compared to $1.05 for the same period of 2019; and

•Return on average assets was 1.39% compared to 1.42% for the three months ended December 31, 2019.

The Corporation further reported results for the twelve months ending December 31, 2020:

•Net income was $53.8 million compared to $48.9 million for the same period of 2019;

•Diluted net income per common share of $3.93 compared to $3.80 for the same period of 2019; and

•Return on average assets was 1.25% compared to 1.42% for the twelve months ended December 31, 2019.

“Despite the headwinds of the global pandemic and the varied restrictions of the four states in which we do business, we were able to deliver our third consecutive year of record earnings” said Norman L. Lowery, Chairman and Chief Executive Officer. “We are proud that during the fourth quarter we were able to assist many of our clients who participated in the Paycheck Protection Program apply for and receive forgiveness of the loans which have enabled them to keep their employees working and doors open.”

Average Total Loans
Average total loans for the fourth quarter of 2020 were $2.68 billion versus $2.66 billion for the comparable period in 2019, an increase of $18.0 million or 0.68%.

Total Loans Outstanding
Total loans outstanding decreased $46.0 million, from $2.66 billion as of December 31, 2019 to $2.61 billion as of December 31, 2020.

"On December 27, 2020 a second stimulus bill was signed into law providing an additional $285 billion in the form of PPP loans. We look forward to continuing to assist our clients whose businesses have suffered the brunt of the economic slowdown caused by the pandemic to help them realize the benefits of this program.”

Average Total Deposits
Average total deposits for the quarter ended December 31, 2020, were $3.74 billion versus $3.28 billion as of December 31, 2019, an increase of $461 million or 14.06%.

Total Deposits
Total deposits were $3.76 billion as of December 31, 2020, compared to $3.28 billion as of December 31, 2019, an increase of $481 million or 14.67%. On a linked quarter basis, total deposits increased $151.6 million from $3.60 billion for the quarter ending September 30, 2020.

Book Value Per Share
Book Value per share was $44.03 at December 31, 2020, compared to $40.58 at December 31, 2019 a 9.28% increase.

Shareholder Equity
Shareholder equity at December 31, 2020, was $597.0 million compared to $557.6 million on December 31, 2019. During the quarter the Corporation repurchased 195,042 shares of its common stock.

Tangible Common Equity to Tangible Asset Ratio
The Corporation’s tangible common equity to tangible asset ratio was 11.40% at December 31, 2020, compared to 11.91% at December 31, 2019.

Net Interest Income
Net interest income for the fourth quarter of 2020 was $37.6 million, compared to $38.5 million reported for the same period of 2019. The decrease was primarily driven by the 150 basis point interest rate reduction by the Federal Reserve in response to the pandemic.

Net Interest Margin
The net interest margin for the quarter ended December 31, 2020, was 4.11% compared to the 4.37% reported at December 31, 2019.

Nonperforming Loans
Nonperforming loans as of December 31, 2020, were $21.9 million versus $15.3 million as of December 31, 2019. The ratio of nonperforming loans to total loans and leases was 0.84% as of December 31, 2020, versus 0.58% as of December 31, 2019.

Loan Loss Provision
In 2019 provision was calculated using the incurred loss basis. In the fourth quarter 2020, provision was calculated using the expected loss basis. The provision for loan losses for the three months ended December 31 2020, was $448 thousand compared to the $1.50 million provision for the fourth quarter of 2019.

Net Charge-Offs
Net charge-offs were $416 thousand for the fourth quarter of 2020 compared to $1.4 million in the same period of 2019.

Allowance for Credit Losses
In March 2020 due to the uncertainty surrounding the global pandemic and as provided by the Coronavirus Aid Relief and Economic Security Act the Corporation elected to delay the implementation of the Current Expected Credit Loss accounting standard. On December 31, 2020 the

Corporation adopted ASU 2016-13 (topic 326), “Measurement of Credit Losses on Financial Instruments” commonly referenced as the Current Expected Credit Loss (“CECL”) model. CECL was retrospectively adopted on January 1, 2020. Upon adoption, the Corporation recognized a $20.0 million increase in its allowance for credit losses, which includes $6.1 million in the remaining loan fair value marks on prior acquisitions and $1.0 million in its reserve for unfunded commitments. These one-time increases, net of tax, were $10.4 million and recorded as an adjustment to beginning retained earnings.

The Corporation’s allowance for credit losses as of December 31, 2020, was $47.1 million compared to $19.9 million as of December 31, 2019. The variance is directly related to the adoption of CECL. The allowance for credit losses as a percent of total loans was 1.80% as of December 31, 2020, compared to 0.75% as of December 31, 2019. For the quarter ended December 31, 2019 and the first three quarters of 2020, provision for loan loss was calculated using the incurred loss model.

Non-Interest Income
Non-interest income for the three months ended December 31, 2020 and 2019 was $12.9 and $11.3 million, respectively. During the quarter, the Corporation sold its merchant card processing portfolio and recorded a $1.0 million gain on the sale. The company has entered into an agent relationship to continue to provide these services to our customers.

Non-Interest Expense
Non-interest expense for the three months ended December 31, 2020, was $31.2 million compared to $29.8 million in 2019.

Efficiency Ratio
The Corporation’s efficiency ratio was 60.60% for the quarter ending December 31, 2020, versus 58.43% for the same period in 2019.

Income Taxes
Income tax expense for the three months ended December 31, 2020, was $3.1 million versus $4.2 million for the same period in 2019. The effective tax rate for 2020 was 17.84% compared to 19.95% for 2019.

“Despite the challenges presented by the pandemic, First Financial has continued to meet the financial needs of our customers,” Lowery stated. “I am very proud of our associates' and of their unwavering commitment to serve our customers in these challenging times.”

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. and The Morris Plan Company of Terre Haute, Inc. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 81 banking centers in Illinois, Indiana, Kentucky and Tennessee. The Morris Plan Company of Terre Haute, Inc. is a state industrial chartered financial institution operating one office in Terre Haute, Indiana. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
END OF PERIOD BALANCES
Assets	$4,557,544	$4,389,996	$4,023,250	$4,557,544	$4,023,250
Deposits	$3,755,945	$3,604,353	$3,275,357	$3,755,945	$3,275,357
Loans, including net deferred loan costs	$2,610,294	$2,753,493	$2,656,390	$2,610,294	$2,656,390
Allowance for Credit Losses	$47,052	$26,960	$19,943	$47,052	$19,943
Total Equity	$596,992	$607,095	$557,608	$596,992	$557,608
Tangible Common Equity (a)	$509,428	$519,098	$468,373	$509,428	$468,373

AVERAGE BALANCES
Total Assets	$4,532,078	$4,379,798	$4,041,287	$4,312,919	$3,439,793
Earning Assets	$3,736,217	$3,776,803	$3,662,390	$3,714,794	$3,197,855
Investments	$1,058,925	$1,008,303	$1,000,488	$1,011,324	$924,513
Loans	$2,676,041	$2,768,003	$2,658,582	$2,702,225	$2,270,313
Total Deposits	$3,741,155	$3,592,633	$3,279,859	$3,532,736	$2,797,330
Interest-Bearing Deposits	$3,005,337	$2,887,575	$3,072,566	$2,872,725	$2,504,885
Interest-Bearing Liabilities	$98,922	$108,236	$118,605	$108,948	$85,704
Total Equity	$610,879	$603,067	$575,908	$593,791	$497,329

INCOME STATEMENT DATA
Net Interest Income	$37,570	$36,531	$38,475	$146,346	$131,652
Net Interest Income Fully Tax Equivalent (b)	$38,606	$37,612	$39,594	$150,590	$135,770
Provision for Loan Losses	$448	$4,425	$1,500	$10,528	$4,700
Non-interest Income	$12,866	$11,739	$11,327	$42,476	$38,452
Non-interest Expense	$31,191	$27,130	$29,754	$112,758	$104,348
Net Income	$15,739	$14,000	$14,364	$53,844	$48,872

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.15	$1.02	$1.05	$3.93	$3.80
Cash Dividends Declared Per Common Share	$0.53	$—	$0.52	$1.05	$1.04
Book Value Per Common Share	$44.03	$44.27	$40.58	$44.03	$40.58
Tangible Book Value Per Common Share (c)	$37.64	$37.56	$35.46	$37.57	$34.08
Basic Weighted Average Common Shares Outstanding	13,695	13,715	13,726	13,716	12,865
(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Return on average assets	1.39%	1.28%	1.42%	1.25%	1.42%
Return on average common shareholder's equity	10.31%	9.29%	9.98%	9.07%	9.83%
Efficiency ratio	60.60%	54.97%	58.43%	58.40%	59.89%
Average equity to average assets	13.48%	13.77%	14.25%	13.77%	14.46%
Net interest margin (a)	4.11%	3.99%	4.37%	4.05%	4.25%
Net charge-offs to average loans and leases	0.05%	0.11%	0.20%	0.13%	0.23%
Loan and lease loss reserve to loans and leases	1.80%	0.98%	0.75%	1.80%	0.75%
Loan and lease loss reserve to nonperforming loans	214.88%	113.89%	130.01%	214.88%	130.01%
Nonperforming loans to loans and leases	0.84%	0.86%	0.58%	0.84%	0.58%
Tier 1 leverage	11.24%	11.81%	12.04%	11.24%	12.04%
Risk-based capital - Tier 1	16.11%	15.70%	15.51%	16.11%	15.51%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Accruing loans and leases past due 30-89 days	$17,309	$13,490	$24,040	$17,309	$24,040
Accruing loans and leases past due 90 days or more	$2,324	$2,948	$1,610	$2,324	$1,610
Nonaccrual loans and leases	$15,367	$16,628	$9,535	$15,367	$9,535
Total troubled debt restructuring	$4,206	$4,097	$4,194	$4,206	$4,194
Other real estate owned	$1,012	$3,577	$3,625	$1,012	$3,625
Nonperforming loans and other real estate owned	$22,909	$27,138	$18,964	$22,909	$18,964
Total nonperforming assets	$26,045	$30,174	$22,583	$26,045	$22,583
Gross charge-offs	$1,954	$1,998	$3,456	$8,396	$10,673
Recoveries	$1,538	$1,248	$2,100	$4,917	$5,480
Net charge-offs/(recoveries)	$416	$750	$1,356	$3,479	$5,193

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	December 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash and due from banks	$657,470	$127,426
Federal funds sold	301	7,500
Securities available-for-sale	1,020,744	926,717
Loans:
Commercial	1,521,711	1,584,447
Residential	604,652	682,077
Consumer	479,750	386,006
	2,606,113	2,652,530
(Less) plus:
Net deferred loan costs	4,181	3,860
Allowance for credit losses	(47,052)	(19,943)
	2,563,242	2,636,447
Restricted stock	14,812	15,394
Accrued interest receivable	16,957	18,523
Premises and equipment, net	62,063	62,576
Bank-owned life insurance	95,849	94,251
Goodwill	78,592	78,592
Other intangible assets	8,972	10,643
Other real estate owned	1,012	3,625
Other assets	37,530	41,556
TOTAL ASSETS	$4,557,544	$4,023,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$732,694	$547,189
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	107,764	126,738
Other interest-bearing deposits	2,915,487	2,601,430
	3,755,945	3,275,357
Short-term borrowings	116,061	80,119
Other liabilities	82,687	79,193
TOTAL LIABILITIES	3,960,552	3,465,642

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,075,154 in 2020 and 16,055,466 in 2019
Outstanding shares-13,558,511 in 2020 and 13,741,825 in 2019	2,007	2,005
Additional paid-in capital	140,820	139,694
Retained earnings	521,103	492,055
Accumulated other comprehensive income/(loss)	9,764	(7,501)
Less: Treasury shares at cost-2,516,643 in 2020 and 2,313,641 in 2019	(76,702)	(68,645)
TOTAL SHAREHOLDERS’ EQUITY	596,992	557,608
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,557,544	$4,023,250

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Years Ended December 31,
	2020	2019	2018
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$137,241	$124,788	$100,541
Securities:
Taxable	13,625	15,191	16,942
Tax-exempt	7,952	7,674	7,455
Other	1,667	1,468	1,286
TOTAL INTEREST INCOME	160,485	149,121	126,224
INTEREST EXPENSE:
Deposits	12,801	15,711	9,032
Short-term borrowings	568	1,105	501
Other borrowings	770	653	112
TOTAL INTEREST EXPENSE	14,139	17,469	9,645
NET INTEREST INCOME	146,346	131,652	116,579
Provision for loan losses	10,528	4,700	5,768
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	135,818	126,952	110,811
NON-INTEREST INCOME:
Trust and financial services	5,423	5,036	5,286
Service charges and fees on deposit accounts	10,256	11,795	11,733
Other service charges and fees	15,644	14,012	13,012
Securities gains (losses), net	233	44	2
Gain on sales of mortgage loans	6,626	2,573	1,829
Other	4,294	4,992	6,344
TOTAL NON-INTEREST INCOME	42,476	38,452	38,206
NON-INTEREST EXPENSE:
Salaries and employee benefits	61,931	54,827	50,658
Occupancy expense	8,202	7,600	7,030
Equipment expense	10,568	8,244	6,827
FDIC Expense	316	693	929
Other	31,741	32,984	25,845
TOTAL NON-INTEREST EXPENSE	112,758	104,348	91,289
INCOME BEFORE INCOME TAXES	65,536	61,056	57,728
Provision for income taxes	11,692	12,184	11,145
NET INCOME	53,844	48,872	46,583
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	19,269	20,998	(8,363)
Change in funded status of post retirement benefits, net of taxes	(2,004)	(5,045)	(387)
COMPREHENSIVE INCOME	$71,109	$64,825	$37,833
PER SHARE DATA
Basic and Diluted Earnings per Share	$3.93	$3.80	$3.80
Weighted average number of shares outstanding (in thousands)	13,716	12,865	12,256